SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 11, 2008

MAGNA ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30578	98-0208374
(Commission File Number)	(I.R.S. Employer Identification No.)

337 Magna Drive, Aurora, Ontario, Canada	L4G 7K1
(Address of Principal Executive Offices)	(Zip Code)

(905) 726-2462

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Definitive Agreements

On August 12, 2008, the Registrant announced that it has entered into an agreement to sell approximately 489 acres of excess real estate located in Ocala, Florida to Lincoln Property Company and Orion Investment Properties, Inc. for a purchase price of $16.5 million cash, subject to a 90-day due diligence period in favor of the purchasers. If the purchasers determine that their due diligence review is satisfactory and do not terminate the agreement before the end of the 90-day due diligence period, then the transaction would close 60 days thereafter, subject to the satisfaction of customary closing conditions. The property forms part of the security for the Registrant’s bridge loan with a subsidiary of MI Developments Inc., the Registrant’s controlling shareholder, and the terms of the bridge loan require that any net proceeds received from the sale of the property must be used to make repayments under the bridge loan.

The full text of the agreement with the purchasers is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The full text of the August 12 , 2008 press release announcing the sale of the Ocala lands is attached as Exhibit 99.1 to this Current report on Form 8-K and is incorporated by reference herein.

Agreement for Sale and Purchase

(c)	Exhibits

Exhibit 10.1	Agreement for Sale and Purchase between the MEC Holdings (USA), Inc. and Sunshine Meadows Racing, Inc. and Lincoln Property Company and Orion Investment Properties, Inc.
Exhibit 99.1	Copy of Registrant’s Press Release dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP.
(Registrant)

August 15, 2008	by:	/s/Blake Tohana
Blake Tohana
Executive Vice-President and Chief Financial Officer